Exhibit 10.2

INVESTOR RIGHTS AND DISPOSITION AGREEMENT

This INVESTOR RIGHTS AND DISPOSITION AGREEMENT (this “Agreement”) is entered into as of September 29, 2025, by and among Wolfspeed, Inc., a Delaware corporation (including its successors and permitted assigns, the “Company”), and Renesas Electronics America Inc., a California corporation (the “Investor”).

The Company and Wolfspeed Texas LLC filed the Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and Its Debtor Affiliate [Docket No. 8] (as modified, amended, or supplemented from time to time, consistent with the terms thereof, the “Plan”) on June 30, 2025, which was confirmed by the United States Bankruptcy Court for the Southern District of Texas on September 8, 2025 [Docket No. 285].

As a condition to each of the parties’ obligations under the Plan, the Company and the Investor are entering into this Agreement for the purpose of granting certain rights to the Investor.

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“ATM Program” means the “at-the-market” offering program to facilitate the sale of shares of Common Stock (or securities convertible or exercisable for Common Stock) as set forth in the Plan.

“Board of Directors” means the Company’s board of directors.

“business day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks in New York City or the State of California in the United States, or Japan, are authorized or required by law to be closed.

“Bylaws” means the Bylaws of the Company, as the same may be amended or amended and restated from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as the same has been and may be amended or restated from time to time.

“Change of Control” means (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Wholly Owned Subsidiaries and the employee benefit plans of the Company and its Wholly Owned Subsidiaries, who files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity interests of the Company representing more than 50% of the voting power of the common equity interests of the Company; (ii) the Company shall have sold all or substantially all of the assets of its entire business or all or substantially all of the assets of its business producing silicon carbide bare wafers and epitaxial wafers; or (iii) the stockholders of the Company have adopted a plan or proposal of dissolution.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the shares of common stock, par value $0.00125 per share, of the Company, and any capital stock into which all of the Common Stock shall have been converted, exchanged, or reclassified following the date hereof.

“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense.

“ELOC Program” means the equity line of credit to facilitate the sale of shares of Common Stock (or securities convertible or exercisable for Common Stock) as set forth in the Plan.

“Exchange” means the New York Stock Exchange or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Holder” means any Renesas entity holding Securities.

“Initial Issue Date” means the Renesas Base Distribution Date (as defined in the Plan).

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law, rule or regulation and, in the case of any action by the Company that requires a vote or other action on the part of the Board of Directors (or a committee of such board duly authorized to act with the authority of such board), to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including, to the extent applicable, (i) including the Renesas Director and the Outside Director in the Board of Directors’ slate of nominees to the stockholders at every meeting of the stockholders called with respect to the election of directors to the Board of Directors, (ii) including the Renesas Director and the Outside Director in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of directors to the Board of Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Board of Directors (or a committee of such board duly authorized to act with the authority of such board) with respect to the election of directors to the Board of Directors (and unanimously recommending the stockholders of the Company vote in favor of the election of the Renesas Director and the Outside Director at all times), (iii) not nominating any candidate for the slate of nominees for each election of directors to the Board of Directors in opposition to the election of the Renesas Director and the Outside Director, (iv) seeking the adoption of stockholders’ resolutions and amendments to the Organizational Documents of the Company if necessary, (v) executing necessary agreements and instruments, and (vi) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Organizational Documents” means, collectively, the Certificate of Incorporation and Bylaws.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other legal entity or organization, including a government or political subdivision or an agency or authority.

“Second Lien Convertible Notes” means the convertible notes to be issued pursuant to the Second Lien Convertible Notes Indenture.

“Second Lien Convertible Notes Indenture” means that certain Indenture, dated as of September 29, 2025, between the Company and U.S. Bank Trust Company, National Association, as trustee.

“Securities” means (a) any shares of Common Stock held by a Holder and any shares of Common Stock hereafter acquired by any Holder (including, without limitation, pursuant to the conversion of the Second Lien Convertible Notes in accordance with the Second Lien Convertible Notes Indenture), (b) Common Stock acquired pursuant to the exercise of the Warrant and (c) any other securities issued or issuable with respect to any such shares of Common Stock, including shares of Common Stock underlying any warrants or the Second Lien Convertible Notes by way of share split, share dividend (including dividends paid in kind), distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Subsidiary” means, with respect to any Person: (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively Transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability corporation are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise, and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Warrant” means that certain warrant, dated as of September 29, 2025, issued by the Company to the Investor.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the equity interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless the context otherwise requires, “Wholly Owned Subsidiary” means a Subsidiary of the Company that is a Wholly Owned Subsidiary of the Company.

The following terms are defined in the Sections of the Agreement indicated:

INDEX OF TERMS

Term	Section

Aggregate Company Voting Power	Section 2.2(a)

Agreement	Preamble

Beneficial Ownership Limitation	Section 2.2(a)

Code	Section 3.7(a)

Company	Preamble

Committees	Section 2.1(h)

Direction Letter	Section 3.2

ELOC/ATM Program	Section 3.2

ELOC/ATM Program Termination Date	Section 3.6

FOCI Mitigation Plan	Section 3.1

Initial Limitation Period	Section 2.2(a)

Investor	Preamble

Limitation Periods	Section 2.2(a)

Limitations	Section 2.2(a)

Minimum Threshold	Section 2.1(a)

Outside Director	Section 2.1(a)

Plan	Preamble

Register	Section 3.2

Renesas	Section 2.1(a)

Renesas Director	Section 2.1(a)

Renesas Observer	Section 2.1(g)

Repurchase Event	Section 2.2(b)

Sale Proceeds	Section 3.2

Subsequent Limitation Period	Section 2.2(a)

U.S. W-9 Provider	Section 3.7(a)

Valuation	Section 3.7(f)

Valuation Firm	Section 3.7(f)

Voting Rights Limitation	Section 2.2(a)

Section 1.2 Rules of Construction. Unless the context otherwise requires:

(a) References in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(b) References to Articles and Sections shall refer to articles and sections of this Agreement, unless otherwise specified;

(c) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(d) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted; and

(e) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II

GOVERNANCE RIGHTS

Section 2.1 Election of Directors. From and after the Initial Issue Date:

(a) Generally. At any annual or special meeting (or action by written consent) for the election of directors to the Board of Directors, the Company shall, upon written request by the Investor or its designated Affiliate (which shall initially be Renesas Electronics Corporation as of the date hereof) (the Investor, Renesas Electronics Corporation and their Affiliates, collectively, “Renesas”), take all Necessary Action, subject to the following provisos, to cause the election or reelection to the Board of Directors, (A) for so long as Renesas beneficially owns (as defined under Section 13 of the Exchange Act) in the aggregate in excess of 10.0% of the shares of Common Stock (the “Minimum Threshold”), one (1) director selected by Renesas to the Board of Directors (the “Renesas Director”) and (B) for so long as the Renesas Director maintains his or her position on the Board of Directors and the Company maintains a facility security clearance with DCSA, one (1) director selected by the Company to the Board of Directors meeting the qualifications set forth in 32 C.F.R. § 117.11(f) and subject to the approval of DCSA who is mutually acceptable to the Company and Renesas (the “Outside Director”); provided, that all of Renesas’ rights under Article II are non-transferable and such rights and the Company’s obligations hereunder related thereto shall (except for Renesas’ rights under Section 2.1(d), and the parties’ rights and obligations under Section 2.2) automatically be terminated without any further action required in the event that Renesas beneficially owns (as defined under Section 13 of the Exchange Act) shares of Common Stock in the aggregate less than the Minimum Threshold. The Renesas Director and the Outside Director may not be removed as a director on the Board of Directors by the Company under any circumstances, except as provided under Section 2.1(c). In the event that a vacancy is created on the Board of Directors at any time due to the death, disability, retirement, resignation, or removal of the Renesas Director, then Renesas shall have the right to designate an individual, who meets the requirements of this Section 2.1(a) and subject to Section 2.1(c), to fill such vacancy to be appointed by the Board of Directors as promptly as practicable. In the event that Renesas shall fail to designate in writing a representative to fill the vacant Renesas Director seat on the Board of Directors, such Board of Directors seat shall remain vacant until such time as Renesas selects an individual to fill such seat in accordance with this Section 2.1(a), and during any period where such seat remains vacant, the Board of Directors nonetheless shall be deemed duly constituted. The Company’s obligations with respect to Section 2.1(a) shall be subject to the Renesas Director’s satisfaction of all requirements regarding service as a director of the Company under applicable law and applicable rules of any Exchange. Renesas will direct the Renesas Director (A) to consent to such reference and background checks or other investigations as the Board of Directors may reasonably request in order to determine the Renesas Director’s eligibility and qualification to serve as contemplated hereunder and (B) to provide to the Company a completed copy of the directors and officers questionnaire submitted by the Company to its other directors in the ordinary course of business.

(b) Renesas Director Initial Appointment. The Renesas Director and the Outside Director shall be appointed by the Board of Directors as promptly as practicable following the Initial Issue Date to serve until the next annual meeting of stockholders of the Company after the Initial Issue Date, and the Company and the Board of Directors shall include the Renesas Director and the Outside Director in the slate of nominees recommended to the stockholders of the Company for election as a director at any annual or special meeting (or action by written consent) of the stockholders of the Company at or by which directors of the Company are to be elected, in each case, so long as the Minimum Threshold is met.

(c) Removal; Nomination Withdrawal. Subject to the last sentence of this Section 2.1(c), the Board of Directors shall not remove the Renesas Director or decline or withdraw any nomination or, subject to the Board of Directors’ duties under Delaware law, recommendation regarding the Renesas Director required under Section 2.1(b), unless Renesas delivers to the Board of Directors a written request for such withdrawal or, as applicable, (A) the Governance and Nominations Committee of the Board of Directors determines reasonably and in good faith, applying criteria consistent with those applied to other members of or nominees to the Board of Directors, after consultation with outside legal counsel, that such Renesas Director is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the Commission or any Exchange or is a “bad actor” as such term is defined in Rule 506(d) under the Securities Act, or (B) such Renesas Director has admitted or been judicially determined, pursuant to a final, non-appealable decision, to have engaged in (x) acts or omissions constituting a breach of such Renesas Director’s duties to the Company, (y) acts or omissions that involve intentional misconduct or an intentional violation of law and that are felonies, violations of law involving moral turpitude or are materially adverse to the Company or (z) any transaction involving the Company from which such Renesas Director derived an improper personal benefit that was not disclosed to the Board of Directors prior to the authorization of such transaction where such disclosure is required pursuant to the Organizational Documents; provided, however, that, in each case, Renesas shall have the right to designate, in lieu of such Renesas Director, a new Renesas Director. The Board of Directors shall not remove the Outside Director or decline or withdraw any nomination or recommendation required under Section 2.1(b) regarding the Outside Director, unless in accordance with the FOCI Mitigation Plan. The Renesas Director shall promptly resign from the Board of Directors if Renesas loses its right to nominate the Renesas Director pursuant to Section 2.1(a); and the Board of Directors shall have the ability to remove the Renesas Director if the Renesas Director fails to so promptly resign.

(d) Indemnification; Compensation. The Renesas Director shall be entitled to (i) advancement of expenses and indemnification in the same manner and to the same extent as the other non-executive members of the Board of Directors under the Organizational Documents, the Delaware General Corporation Law and any related indemnification agreements to the extent that the Company is a party thereto and such agreements are in full force and effect, and (ii) unless waived by the Renesas Director, cash and equity compensation in the same manner and to the same extent as other non-executive members of the Board of Directors. Any director minimum ownership requirements shall be deemed satisfied in respect of the Renesas Director, by any Securities held by Renesas. The Company shall be the indemnitor of first resort in connection with the aforementioned indemnity obligations (i.e., its obligations to the Renesas Director are primary and any obligation of Renesas to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Renesas Director are secondary).

(e) D&O Insurance. The Renesas Director shall be covered as an insured by the Company’s directors and officers indemnity insurance coverage on customary terms consistent with the coverage for other non-executive directors, and the Company shall maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers to the same extent it indemnifies and provides insurance for the non-executive members of the Board of Directors.

(f) Board Policies. The Renesas Director shall be subject to all policies of the Board of Directors and the Company applicable to other non-executive members of Board of Directors.

(g) Board Observer. If, for whatever reason, (i) the Renesas Director (or any replacement for the Renesas Director) is not elected by the Company’s stockholders as a director to the Board of Directors in accordance with this Section 2.1 or (ii) Renesas determines not to appoint or nominate a director to the Board of Directors, in each case at any time it is entitled to nominate the Renesas Director pursuant to Section 2.1(a), Renesas shall be entitled to appoint one (1) non-voting observer (the “Renesas Observer”) to the Board of Directors in lieu of the Renesas Director that is not elected or otherwise nominated or appointed by Renesas to the Board of Directors, as applicable, subject to a customary confidentiality commitment of the Renesas Observer. The Renesas Observer shall be entitled to attend and participate in any meeting of the Board of Directors that the Renesas Observer would have been entitled to attend had he or she been elected as a director, but shall, for the avoidance of doubt, not have any voting rights at such meetings, subject to a customary confidentiality commitment of the Renesas Observer. The Company shall give the Renesas Observer copies of all notices, minutes, consents and other materials that it provides to directors at the same time and in the same manner as provided to such directors. The Renesas Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided. The Company reserves the right to withhold any information or to exclude the Renesas Observer from any meeting, or portion thereof, as is reasonably determined by a majority of the members of the Board of Directors in good faith, upon written advice of counsel, to be necessary to protect competitively sensitive information of the Company, or preserve attorney client privilege. For the avoidance of doubt, the Renesas Observer’s appointment shall terminate immediately upon the appointment or election of a Renesas Director.

(h) Board Committees. Each committee or subcommittee of the Board of Directors (collectively, the “Committees”) will regularly report to the Board of Directors (for the avoidance of doubt, including the Renesas Observer, if applicable) concerning the Committee’s activities at Committee meetings with respect to such matters as are relevant to the discharge of the responsibilities of the Committee and the Board of Directors.

(i) Board Reporting. The Company will regularly report to the Board of Directors (for the avoidance of doubt, including the Renesas Observer, if applicable) concerning the status of the Company’s business and affairs, including the Company’s annual, quarterly and monthly financial statements, operating results and operational updates as soon as reasonably practicable after the end of each year, quarter and month, respectively; provided, that the Company is permitted to provide the Company’s monthly financial statements, operating results and operational updates in the same form and substance as those generated for management of the Company in the ordinary course of the Company’s business operation.

(j) Board Size. For so long as Renesas is entitled to designate a director for nomination to the Board of Directors under this Agreement, the Company shall maintain the total number of directors on its Board of Directors at eight (8) or more (including the Renesas Director and the Outside Director). For the avoidance of doubt, the Company’s failure to comply with this Section 2.1(j) shall not affect in any way Renesas’ rights under this Agreement, including Renesas’ right to designate the Renesas Director.

Section 2.2 Voting Rights and Beneficial Ownership.

(a) Until January 1 of the year following the Initial Issue Date (the “Initial Limitation Period”), (i) Renesas shall not exercise voting rights attached to any shares of Common Stock owned by Renesas representing more than 9.9% of the Aggregate Company Voting Power (as defined below) (the “Voting Rights Limitation”) and (ii) any conversion or exercise of Securities by Renesas shall be null and void and treated as if never made to the extent that, after giving effect to such conversion or exercise, Renesas would own Common Stock representing more than 39.9% of the Aggregate Company Voting Power immediately after giving effect to such conversion or exercise (the “Beneficial Ownership Limitation” and, together with the Voting Rights Limitation, the “Limitations”). Such Initial Limitation Period shall be automatically renewed for subsequent one (1) year periods (any such one (1) year period, a “Subsequent Limitation Period” and, together with the Initial Limitation Period, the “Limitation Periods”) unless Renesas provides signed written notice to the Company (email being sufficient) at least three (3) months prior to the expiration of any Limitation Period terminating the Limitations; provided, that the parties’ rights and obligations under this Section 2.2 shall automatically be terminated without any further action required in the event that Renesas beneficially owns (as defined under Section 13 of the Exchange Act) shares of Common Stock in the aggregate less than 9.9% of the Aggregate Company Voting Power. Notwithstanding the foregoing, Renesas may terminate the Limitations at any time and without regard to any Limitation Period by signed written notice to the Company (email being sufficient) if the Company has submitted to its stockholders’ meeting a proposal of (w) any transaction that would lead to a Change of Control of the Company, (x) the issuance of any Common Stock (or instruments convertible or exercisable into Common Stock), (y) any amendment to the Organizational Documents that would adversely affect any rights of Renesas and (z) any other matters that could adversely affect any rights of Renesas. The “Aggregate Company Voting Power” means the aggregate voting power of the outstanding shares of the Company’s equity securities entitled to vote as a single class on general matters submitted to a vote at a meeting of the Company’s stockholders.

(b) If the Company proposes any share buyback, open market purchase or other transaction that would reduce the outstanding shares of the Company’s equity securities such that Renesas would exceed the Beneficial Ownership Limitation (a “Repurchase Event”), the Company shall promptly notify Renesas of such Repurchase Event, and the Company and Renesas shall work together in good faith to restructure Renesas’ holdings such that Renesas shall not exceed the Beneficial Ownership Limitation.

ARTICLE III

MISCELLANEOUS

Section 3.1 FOCI Mitigation Plan Compliance. For so long as the Company maintains a facility security clearance with DCSA and until such time as its foreign ownership control and influence mitigation plan (“FOCI Mitigation Plan”) pursuant to 32 C.F.R. § 117.11(d) is terminated by DCSA, the FOCI Mitigation Plan shall remain in full force and effect (subject to applicable law) and any conflict between the FOCI Mitigation Plan and this Agreement shall be resolved in favor of the FOCI Mitigation Plan.

Section 3.2 Sale Proceeds Remittance; Entitlements Register. Prior to the Renesas Base Distribution Date, the Company shall keep and properly maintain at its principal executive office a register (the “Register”) of the entitlements to recovery on account of Renesas’ allowed Class 5 claim pursuant to the Plan and the Order (I) Approving Disclosure Statement, (II) Confirming Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and Its Debtor Affiliates, and (III) Approving Entry Into the Backstop Agreement [Docket No. 285]. To the extent that the Company, prior to the Renesas Base Distribution Date, conducts a primary registered offering of shares of Common Stock of the Company pursuant to the Registration Rights Agreement (as defined in the Plan) or Reserve Shares (as defined in the Plan) under the ELOC Program or ATM Program (collectively, the “ELOC/ATM Program”), the Company shall cause the cash proceeds from such sale transaction (the “Sale Proceeds”) to be promptly remitted directly to Renesas (by delivery to Renesas of a certified or official bank check payable to the order of Renesas or by wire transfer of immediately available funds to an account designated in writing by Renesas) without any reduction, set-off, or any other deductions other than the commission or discount for the sales agent administering the ELOC/ATM Program or underwriter(s) for the primary registered offering. The Register shall provide for anti-dilution protections in respect of dividends, the subdivision or combination of outstanding Common Stock, Common Stock splits, the issuance of rights or warrants to all or substantially all holders of Common Stock, spinoffs, recapitalizations, and change of control transactions (excluding, for the avoidance of doubt, any price-based or “ratchet” protections). Renesas may issue direction letters (each a “Direction Letter”) to the Company exercising its right (i) to designate Reserve Shares for issuance and sale and to receive the Sale Proceeds from the sale of the Reserve Shares and (ii) to direct the Company to instruct the sales agent administering the ELOC/ATM Programs, or subject to the terms of the Registration Rights Agreement, underwriter(s) for any Registered Primary Offerings (as defined in the Registration Rights Agreement), to sell part or all of the Reserve Shares. The Direction Letter shall specify, among other things, (i) the number of the Reserve Shares to be issued and the portion of the Consideration Shares, the Warrant Consideration Shares or the Notes Consideration Shares (each, as defined in the Plan) to which such Direction Letter relates and whether such sales are conducted through the ELOC/ATM Program or a Registered Primary Offering, and may specify the minimum price at which any sale of such Reserve Shares may be executed. Upon delivery of a Direction Letter to the Company in connection with the ELOC/ATM Program, the Company shall (i) promptly notify and direct the sales agent administering the ELOC/ATM Program to sell part or all of the Reserve Shares, including by providing such sales agent with the applicable Direction Letter and other customary documentation needed by the such sales agent to effectuate the sale transaction, and (ii) issue the required Reserve Shares to the sales agent in accordance with the procedures set forth in the Renesas Contingent Documentation (as defined in the Plan) in connection with the sales agent consummating such sale transaction. All determinations as to whether to complete any sale transaction pursuant to the ELOC/ATM Program and as to the timing, manner, price and other terms of any such sale transaction (including the level of commission or discount for the sales agent administering the ELOC/ATM Program) shall be at the discretion of Renesas; provided, that, such sales transactions shall be subject to any contractual limitations the Company is then subject to (including pursuant to the Registration Rights Agreement), market conditions, applicable laws, and customary quarterly blackout rights, and shall only take place during open trading window periods under the Company’s insider trading policy. The Company reserves the right to impose up to two (2) blackout periods for an aggregate of up to ninety (90) days in any twelve (12) month period when it is in possession of material non-public information during which sales under the ELOC/ATM Program shall not be permitted, if sales under the ELOC/ATM Program would have a detrimental impact on alternate transactions (including, but not limited to, merger, acquisition or offering transactions) being contemplated by the Company or if the Company reasonably believes it would require disclosure that would meaningfully interfere with an alternate company transaction or otherwise cause meaningful harm to the Company. For the avoidance of doubt, Renesas shall have the right to demand the filing of a draft registration statement related to the ELOC/ATM Program during any blackout period; provided that the Company shall not be required to publicly file such registration statement until the day following the expiration of such blackout period. In addition, Renesas agrees not to use the ELOC/ATM Program, and to be locked up (for a customary period not longer than the lock-up period imposed on, and on the same terms as, to the extent applicable to Renesas’ right to use the ELOC/ATM Program, the Company) in connection with any underwritten offering being conducted by the Company for its own account or for the account of any other person, in each case even if it does not participate in such underwritten offering, subject to the following: (i) Renesas’ ability to have customary piggyback rights on any underwritten offering conducted by the Company (either primary or secondary) and (ii) that such lock-up requirement shall no longer apply when Renesas owns less than 10% of the Common Stock on a fully diluted basis and Renesas no longer has a director on the board of directors of the Company. The Company shall bear all administrative and registration costs, including the Company’s legal and accounting fees, in connection with the ELOC/ATM Program. Renesas shall bear any and all agents’, banks’, or underwriters’ underwriting, private placement, structuring or other fees (including discounts and commissions, but excluding, for the avoidance of doubt, any legal fees of the sales agent administering the ELOC/ATM Program), as well as Renesas’s financial, legal, and other Renesas advisor fees. Upon remittance of such Sale Proceeds to Renesas, the Company shall update the Register accordingly for the sale of such shares of Common Stock. The Company shall provide Renesas with reasonable access to the Register upon request and shall use reasonable best efforts to cooperate with Renesas in furtherance of this Section 3.2.

Section 3.3 ELOC Program Undertaking. Within thirty (30) days following the Company’s receipt of written notice (email being sufficient) from Renesas of its intention to use the ELOC Program, which such notice shall not be delivered earlier than forty-five (45) days prior to the date that is nineteen (19) weeks after the date hereof, the Company shall (i) file a registration statement, reasonably acceptable to Renesas and the sales agent administering the ELOC Program, that registers the Reserve Shares under the ELOC Program and to cause the same to be declared effective by the Commission as promptly as practicable after such filing and, in any event, within five (5) business days of resolving all Commission comments or receiving notice that such registration statement will not be reviewed, with such registration statement to remain effective until the termination of the ELOC Program, and (ii) enter into all documentation (including a purchase agreement and a registration rights agreement, each in customary form) reasonably necessary to establish and maintain such ELOC Program. For the avoidance of doubt, Renesas may not issue Direction Letters to sell Reserve Shares through the ELOC Program in accordance with Section 3.2 above, until the date that is nineteen (19) weeks after the date hereof.

Section 3.4 Common Stock Reserve. Prior to the Renesas Base Distribution Date, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock the maximum number of shares of Common Stock issuable in connection with a Registered Primary Offering pursuant to the Registration Rights Agreement. The Company shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock in connection with any Registered Primary Offering.

Section 3.5 Primary Registered Offerings; ELOC/ATM Sales. To the extent that the Company conducts sales of shares of Common Stock (or securities convertible or exercisable for Common Stock) of the Company through a Registered Primary Offering or under the ELOC/ATM Program, and Renesas receives the Sale Proceeds from such sales, then the number of shares of Common Stock issuable in connection with a Registered Primary Offering pursuant to the Registration Rights Agreement shall be decreased proportionally for the sale of such shares of Common Stock (or securities convertible or exercisable for Common Stock). Upon remittance of the Sale Proceeds to Renesas, Renesas’s entitlement to the Base Consideration (as defined in the Plan) and, if applicable after the Regulatory Trigger Deadline (as defined in the Plan), the Contingent Additional Consideration (as defined in the Plan) (including any cash proceeds from the applicable portion therefrom and any Reserve Shares related thereto) shall be reduced accordingly, including, as and to the extent specified in the Direction Letter issued by Renesas (i) the principal amount of the Second Lien Convertible Notes, if applicable, shall be reduced by the applicable amounts that are deemed to have been converted and (ii) the number of shares into which the Warrant is exercisable, if applicable, shall be reduced by the applicable amount of Warrant Consideration Shares so sold, if any.

Section 3.6 ATM Program; Sales Program Termination. Once the Company is eligible to use Form S-3, the Company agrees to create the ATM Program following written notice by Renesas (email being sufficient), and the Company shall (a) make all necessary registration and regulatory filings to establish and maintain the ATM Program, and (b) enter into all documentation reasonably necessary to establish and maintain such ATM Program, including, without limitation, to (i) cause the Company’s legal and accounting advisors to provide the necessary legal opinions and comfort letters as is necessary or customary to enter into and execute trades under the ATM Program and (ii) provide materials responsive to customary due diligence requests. For so long as the Company (x) is eligible to use Form S-3, (y) is maintaining the ATM Program, and (z) is otherwise in compliance with this Section 3.6, the Company shall not be required to maintain the ELOC Program. The termination date (the “ELOC/ATM Program Termination Date”) for the ATM Program (or the ELOC Program if the Company is not eligible to use Form S-3) shall be five (5) business days after the earlier of (i) the Renesas Base Distribution Date, (ii) the disposition of all properties related to the Base Consideration and, if applicable, the Contingent Additional Consideration subject to the Renesas Contingent Documentation, and (iii) ten (10) years from the date hereof; provided, that the documentation related to the ELOC/ATM Program shall provide for a reasonable period of winddown upon each such event (if necessary). Upon the ELOC/ATM Program Termination Date, the Company shall deliver to Renesas the remaining Base Consideration and, if applicable, Contingent Additional Consideration, not previously distributed to Renesas, less any portions of the Base Consideration and, if applicable, the Contingent Additional Consideration, in respect of which Renesas has received Sale Proceeds pursuant to primary registered offerings or the ELOC/ATM Program.

Section 3.7 Tax Matters.

(a) Notwithstanding anything in this Agreement to the contrary, Renesas shall hold its right or entitlement to receive the Base Consideration or, if applicable, Contingent Additional Consideration through a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), that provides the Company a valid IRS Form W-9 (a “U.S. W-9 Provider”); provided, if Renesas determines that it is not commercially reasonable to hold such right or entitlement through a U.S. W-9 Provider, then Renesas may Transfer such right or entitlement to an Affiliate that is not a U.S. W-9 Provider as long as (a) Renesas provides the Company written notice of such Transfer no later than the earlier of (i) ten (10) days after the Transfer and (ii) five (5) days prior to any Transfer or release of the Base Consideration, the Contingent Additional Consideration or any consideration pursuant to sales under the ELOC/ATM Program or any registered offering on a primary basis, (b) Renesas and such transferee agree in writing that the Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any distribution, payment or Transfer made pursuant thereto or any transactions or documentation entered into in connection therewith, such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable tax law; provided that, notwithstanding the foregoing, in any case where Renesas or such transferee is subject to withholding, the Company’s sole remedy shall be to withhold or deduct the required amounts under applicable tax law and (c) such transferee shall provide the Company a valid IRS Form W-8BEN-E (or any amended or comparable substitute form). The Company and Renesas agree to cooperate in good faith to eliminate or minimize any applicable withholding tax imposed on the transactions or any transfer of consideration pursuant to sales under the ELOC/ATM Program or any registered offering on a primary basis contemplated in Section 3.2 and Section 3.6, in each case, to the extent permitted by applicable tax law.

(b) Without limiting the foregoing, if a Distribution Event (as defined in the Plan) occurs and Renesas receives less consideration on an after-tax basis than it would have received had it received the Base Consideration and, if applicable, the Contingent Additional Consideration at the Effective Date (as defined in the Plan) solely as a result of a change in applicable U.S. federal income tax law after the Effective Date or a failure of a Distribution Event to qualify for the intended tax treatment provided for in the Plan, then the Company and Renesas shall use commercially reasonable efforts (taking into account outstanding Regulatory Approvals (as defined in the Plan)) to mitigate any tax incurred in excess of the amount of tax that would have been incurred by Renesas had the Regulatory Approvals been secured by the Effective Date. For the avoidance of doubt, Renesas will not bear any tax obligations of Wolfspeed Texas LLC or the Company or any respective agents thereof based on Wolfspeed Texas LLC’s, the Company’s, or any such agents’ income, gain or profits (howsoever denominated).

(c) The Company and Renesas agree to cooperate in good faith, to the extent permitted by applicable tax law, to eliminate or minimize any withholding taxes or backup withholding, including requesting from Renesas a complete and correct executed IRS Form W-9 or applicable IRS Form W-8, as applicable, prior to paying, withholding or setting off any withholding taxes or backup withholding under the Warrant or the Second Lien Convertible Notes Indenture.

(d) If a Distribution Event occurs, the Company and Renesas shall, solely for U.S. federal tax purposes, treat the Base Consideration and the Contingent Additional Consideration as consideration issued in exchange for the Allowed Renesas Claim (each, as defined in the Plan) in a transaction treated as a “recapitalization” under Section 368(a)(1)(E) of the Code.

(e) If a Distribution Event occurs, the Company and Renesas shall, solely for U.S. federal income tax purposes, to the greatest extent permitted by law (reflecting a position at a “substantial authority” or higher level of comfort), treat any release of the Base Consideration or Contingent Additional Consideration to Renesas as a transaction that does not give rise to additional recognized gain or loss to Renesas.

(f) The Company shall obtain a valuation of the “Warrant” (as defined in the Warrant) for U.S. federal and applicable state and local income tax purposes from Ernst & Young LLP (or if Ernst & Young LLP is unable to provide the valuation, such other nationally recognized accounting or valuation firm selected by the Company that is reasonably acceptable to Renesas (such firm, the “Valuation Firm”)) (the “Valuation”). The Valuation shall reflect and be consistent with the methodology used for determining the Black-Scholes Value of the Warrant (as defined in the Warrant), but taking into account any adjustments to clauses (B) and (C) of such definition that the Valuation Firm determines in good faith are necessary or appropriate to comply with generally accepted accounting principles in effect in the United States of America. The Company shall provide Renesas with a copy of the Valuation along with reasonable supporting documentation within forty-five (45) days of the Effective Date.

(g) The Company and Renesas shall report the transactions contemplated by the Restructuring Support Agreement (as defined in the Plan) in a manner consistent with the Distribution Event Intended Tax Treatment (as such term is defined in the Restructuring Support Agreement) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or corresponding provision of state or local U.S. tax law).

Section 3.8 Severability. If any provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 3.9 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of laws principles thereof. The parties agree that any legal action or proceeding regarding this Agreement shall be brought and determined exclusively in a state or federal court located within the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.10 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 3.11 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if delivered in writing in person, by electronic mail or facsimile or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties. All such notices, requests, consents and other communications shall be delivered as follows:

(a)	if to the Company, to:

Wolfspeed, Inc.

4600 Silicon Drive

Durham, NC 27703

Attention: Melissa Garrett

E-mail:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Tad J. Freese

   Richard Kim

E-mail:  Tad. Freese@lw.com

   Richard.Kim2@lw.com

(b)	if to a Holder, to:

Renesas Electronics America Inc.

c/o Renesas Electronics Corporation

Toyosu Foresia, 3 2 24 Toyosu, Koto ku

Tokyo 135-0061 Japan

Attention: Shuhei Shinkai

   Sho Ozaki

   Takahiro Homma

E-mail:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Steven N. Serajeddini, P.C.

   Yusuf Salloum

   Claire Stephens

E-mail:  steven.serajeddini@kirkland.com

   yusuf.salloum@kirkland.com

   claire.stephens@kirkland.com

and

Kirkland & Ellis LLP

1301 Pennsylvania Avenue NW

Washington, DC 20004

Attention: Rachel W. Sheridan, P.C.

   Shagufa R. Hossain, P.C.

   Anthony L. Sanderson

E-mail:  rachel.sheridan@kirkland.com

   shagufa.hossain@kirkland.com

   anthony.sanderson@kirkland.com

All such notices, requests, consents and other communications shall be deemed to have been received (i) in the case of personal delivery or delivery by facsimile or electronic mail, on the date of such delivery, (ii) in the case of dispatch by nationally recognized overnight courier, on the next business day following such dispatch and (iii) in the case of mailing, on the fifth (5th) business day after the posting thereof.

Section 3.12 Headings. The headings contained in this Agreement are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

Section 3.13 Entire Agreement. This Agreement, the FOCI Mitigation Plan and the other writings referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such subject matter.

Section 3.14 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that the other parties hereto, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any party hereto from pursuing any other rights and remedies at law or in equity which such party may have.

Section 3.15 Counterparts; Facsimile or .pdf Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same document. This Agreement may be executed by facsimile or .pdf signature, which for the avoidance of doubt shall include DocuSign, and a facsimile or .pdf signature, which for the avoidance of doubt shall include DocuSign, shall constitute an original for all purposes.

Section 3.16 Amendment. This Agreement may not be amended, modified or supplemented without the written consent of the Company and Renesas.

Section 3.17 Extensions; Waivers. Any party may, for itself only, (a) extend the time for the performance of any of the obligations of any other party under this Agreement and (b) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any extension or waiver pursuant to this Section 3.17 will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

Section 3.18 Further Assurances. Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

Section 3.19 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and other Persons expressly named herein.

Section 3.20 Interpretation; Construction. This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any law will be deemed to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, as the same may from time to time be amended, modified or supplemented, and not to any particular subdivision unless expressly so limited. References to “will” or “shall” mean that the party must perform the matter so described and a reference to “may” means that the party has the option, but not the obligation, to perform the matter so described. All references to sections mean the sections of this Agreement, except where otherwise stated. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any covenant contained herein in any respect, the fact that there exists another covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the party’s breach of the first covenant.

Section 3.21 Termination. This Agreement shall automatically terminate, without any further action by any Person, upon the earlier of (i) the written agreement of each party hereto to terminate this Agreement, (ii) the dissolution, liquidation or winding up of the Company. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement or (iii) such time when the parties hereto have no further rights or obligations hereunder. The provisions of Section 2.1(d) and Article III shall survive any termination of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Investor Rights and Disposition Agreement as of the date first above written.

WOLFSPEED INC.

By:	/s/ Melissa Garrett
Name: Melissa Garrett
Title: Senior Vice President and General Counsel

RENESAS ELECTRONICS AMERICA INC.

By:	/s/ Shuhei Shinkai
Name: Shuhei Shinkai
Title: Authorized Signatory

[Signature Page to Investor Rights and Disposition Agreement]